THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES COMMISSIONER OF ANY STATE AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. EXCEPT AS SET FORTH IN SECTION 14 OF THIS NOTE, NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS.

SECURED CONVERTIBLE PROMISSORY NOTE

U.S. $1,100,000	June 6, 2006

For value received, Patient Safety Technologies, Inc., a Delaware corporation (the “Company”), promises to pay to the order of Alan E. Morelli, an individual (including his successors and assigns hereunder, the “Holder”), the principal sum of One Million One Hundred Thousand U.S. Dollars (U.S. $1,100,000) (the “Loan”), together with all accrued and unpaid interest thereon, on or before the date such payment is required under this Note. This Note is issued pursuant to that certain Secured Convertible Note and Warrant Purchase Agreement dated as of June 6, 2006 (as amended, modified, supplemented or restated from time to time, the “Purchase Agreement”) between the Company and the Holder. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Purchase Agreement.

The following is a statement of the rights of the holder of this Note and the conditions to which this Note is subject, and to which the holder hereof, by the acceptance of this Note, agrees:

1. Interest.

(a) Interest shall accrue from the date the Loan is advanced until the Loan is repaid in full on the unpaid principal amount from time to time at a rate equal to (i) twelve percent (12.0%) per annum beginning on the date the Loan is advanced through and including July 6, 2006, and (ii) fifteen percent (15%) per annum from July 6, 2006 through the date the Loan is repaid.

(b) Notwithstanding anything to the contrary contained in this Note, in no event shall the Company be required to pay interest on the principal amount outstanding under this Note at a rate in excess of the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the outstanding principal balance under this Note under the laws of the State of New York (the “Maximum Lawful Rate”), and if the effective rate of interest which would otherwise be payable under this Note would exceed the Maximum Lawful Rate, or if the Holder shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Note to a rate in excess of the Maximum Lawful Rate, then: (i) the amount of interest which would otherwise be payable under this Note shall be reduced to the Maximum Lawful Rate, and (ii) any interest paid by the Company in excess of the Maximum Lawful Rate shall, at the option of the Holder, be either refunded to the Company or credited against the principal of this Note. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Holder that are made for the purpose of determining whether such rate exceeds the Maximum Lawful Rate shall be made, to the extent permitted by the applicable law (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period the Loan is outstanding all interest at any time contracted for, charged or received by the Holder.

(c) After the occurrence and during the continuance of any Event of Default (as defined below) hereunder, interest shall accrue on the unpaid principal amount and any interest that has not been paid when due at a rate equal to four percent (4.0%) per annum above the rate otherwise provided in Section 1(a). If any interest is not paid when due it shall accrue and be added to principal as of the first business day of each month.

2. Maturity. Subject to Section 3, principal and any accrued but unpaid interest under this Note shall be due and payable upon the earlier of (a) July 6, 2006, or at the option of the Company, October 6, 2006, and (b) the occurrence of an Event of Default (as defined below). The option of the Company to pay the principal and any accrued but unpaid interest under this Note at the later date provided in this Section 2 shall be exercised by the Company providing written notice of such exercise to the Holder not later than July 1, 2006.

3. Mandatory Prepayment. The Company shall make a mandatory prepayment of the obligations under this Note in an amount equal to the entire outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, upon the occurrence of any of the following events: (a) the sale of 50% of or more of the equity interest of the Company to any person or group, or (b) any sale of 50% or more of the assets (including sales of intangible assets) of the Company in a single transaction or series of related transactions. The Company shall make a mandatory prepayment of the obligations under this Note in an amount equal to the proceeds of (i) the sale of any Collateral, and (ii) the incurrence of debt for borrowed money.

4. Conversion.

(a) Investment by the Holder. All or any portion of the principal amount of and accrued interest on this Note shall, at the Holder’s option, be converted into shares of the Company’s Common Stock (the “Common Stock”). The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the portion of the amount owing under this Note to be converted plus (if so elected by the Holder) accrued interest by (ii) $2.74 (the “Conversion Price”), rounded to the nearest whole share, as adjusted pursuant to Section 5. The Holder shall give the Company two business days notice of conversion of this Note in whole or in part. Interest on this Note shall cease to accrue with respect to any portion of the Note that is converted into Common Stock on the date that such Common Stock is issued to the Holder.

(b) Mechanics and Effect of Conversion. No fractional shares of Common Stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 4, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for such cash amounts payable as described herein. Upon conversion of this Note, the Company will be released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted.

(c) Payment of Interest. Upon conversion of the principal amount of this Note into Common Stock, any interest accrued on this Note that is not converted by reason of Section 4(a) shall be immediately paid to the Holder in cash.

(d) Limitations on Conversion. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which the Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 5 of this Note. The provisions of this Section 4(d) may be waived by the Holder, at the election of the Holder, upon not less than 61 days’ prior notice to the Company, and the provisions of this Section 4(d) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

5. Certain Conversion Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 5.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Fundamental Transactions. If, at any time while this Note is outstanding there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, upon conversion of this Note, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Common Stock then issuable upon conversion of this Note (the “Alternate Consideration”). “Fundamental Transaction” means any of the following: (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property. For purposes of any such exercise, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that the Conversion Price of this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c) Subsequent Equity Sales. If the Company, at any time while this Note is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, other than as part of a bona fide stock option plan of the Company at an effective price per share (such lower price, the “New Issue Price” and each such issuance, a “Dilutive Issuance”) less than the then Conversion Price, as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the then Conversion Price, such issuance shall be deemed to have occurred for less than the then Conversion Price), then immediately after each such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issue Price. “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.

(d) Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock or Common Stock Equivalents, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”) at any time after the date of this Note, then, in each such case the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Conversion Price by a fraction of which (i) the numerator shall be the closing bid price of the shares of Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the closing bid price of the shares of Common Stock on the trading day immediately preceding such record date.

(e) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 5, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Note and prepare a certificate setting forth such adjustment, including a statement of the adjusted Conversion Price, describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver a copy of each such certificate to the Holder.

(g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary of the Company, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material, non-public information to the Holder) at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

6. Trading Market Limitations. Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall the Company issue upon conversion of or otherwise pursuant to this Note and upon exercise of or otherwise pursuant to the Warrant issued pursuant to the Purchase Agreement more than the maximum number of shares of Common Stock that the Company can issue pursuant to any rule of the principal securities market on which the Common Stock is then traded (the “Maximum Share Amount”), which the parties agree is, as of the Closing, 19.99% of the total shares of Common Stock outstanding. In the event that the sum of (x) the aggregate number of shares of Common Stock that remain issuable upon conversion of Note and upon exercise of the Warrant issued pursuant to the Purchase Agreement, represents at lease one hundred percent (100%) of the Maximum Share Amount (the “Triggering Event”), the Company will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event. As used herein, “Stockholder Approval” means approval by the shareholders of the Company to authorize the issuance of the full number of shares of Common Stock that would be issuable upon full conversion of this Note and upon full exercise of the Warrant but for the Maximum Share Amount.

7. Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder shall be applied to principal. Prepayment of this Note may be made in whole but not in part at any time without premium or penalty, upon five (5) Business Days prior written notice to the Holder, during which period the Holder shall be entitled to exercise its conversion rights under Section 4 of this Note with respect to all or any portion of the obligations under this Note, as the Holder determines in its sole discretion. Not more than two (2) days after the Company is notified by the Holder hereof of the election of the Holder in connection with such prepayment of this Note, to effect conversion of this Note or to receive repayment in cash, or any combination of the foregoing, the Company shall issue such Common Stock and/or repay the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, and shall pay all other obligations of the Company hereunder.

8. Affirmative Covenants. The Company agrees that, as long as any obligations under this Note remain unpaid, it shall:

(a) as soon as practicable after the end of each calendar quarter (and in any event within forty-five (45) days), deliver to the Holder a quarterly income statement and balance sheet, prepared in accordance with generally accepted accounting principles, consistently applied (subject to year-end adjustment); provided, however, that timely filing of a Form 10-Q by the Company with the SEC shall satisfy the requirements of this Section 8(a);

(b) as soon as practicable after the end of each fiscal year of the Company (and in any event within (90) days), deliver to the Holder financial statements for such fiscal year, including income statements, balance sheets, and statements of cash flow for the Company setting forth in comparative form the corresponding figures for the preceding fiscal year; provided, however, that timely filing of a Form 10-K by the Company with the SEC shall satisfy the requirements of this Section 8(b);

(c) maintain its existence and, except where any such action or failure to action could not reasonably be expected to have a Material Adverse Effect, maintain all material rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, and comply with all contractual obligations and requirements of law, including, without limitation, all applicable environmental laws;

(d) pay or arrange for the payment prior to delinquency all taxes (including stamp taxes), duties, fees or other governmental charges, except any such tax, duty, fee or other charge being contested in good faith and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles;

(e) pay all of its indebtedness when due, except for any indebtedness being contested in good faith and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles;

(f) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which the Company operates, and upon request of the Holder, name the Holder as an additional insured and loss payee on all such insurance policies relating to the Collateral; provided that if the Holder receives proceeds of insurance, unless (i) an Event of Default, or an event which with the passage of time or the giving of notice could become an Event of Default, has occurred and is continuing, or (ii) the insurance proceeds were paid in connection with a material loss in value of the Collateral, then the Holder shall remit such insurance proceeds to the Company to be used for the repair or replacement of the insured property, or as otherwise agreed by the Company and the Holder; and

(g) promptly give written notice to the Holder of:

(i) the occurrence of any Event of Default or any event which, with the giving of any notice or the passage of time or both, could constitute an Event of Default (any such event, a “Default”);

(ii) any litigation or proceeding brought against or affecting the Company in which the amount in controversy exceeds $100,000.00; and

(iii) any material adverse change in the business, operations, property or financial or other condition of the Company (a “Material Adverse Change”).

9. Negative Covenants. The Company agrees that, as long as any obligations under this Note remain unpaid, it shall not, directly or indirectly, unless it has obtained the prior written consent of the Holder:

(a) liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination;

(b) pay any dividends or make any other distributions to its common stockholders for or on account of such person’s ownership interest in it or redeem, retire, purchase or otherwise acquire, directly or indirectly, any ownership interest in it or any warrants or options with respect to such ownership interest;

(c) create or incur any indebtedness for borrowed money (including any capital lease obligations), or incur any other indebtedness except for operating leases and trade payables incurred in the ordinary course of business, except for (collectively, “Permitted Indebtedness”):

(i) indebtedness of the Company in favor of the Holder arising under this Note or any other Loan Document:

(ii) indebtedness existing on the date hereof and reflected in agreements filed with the SEC;

(iii) indebtedness incurred by the Company that is subordinated to the debt owing by the Company to the Holder on terms acceptable to the Holder (and identified as being such by the Company and the Holder);

(iv) indebtedness to trade creditors incurred in the ordinary course of business; and

(v) extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness (i) through (iv) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Company;

(d) grant or permit any filing or recordation of any consensual security interest or lien on any of its assets in favor of any person other than the Holder, except for (collectively, “Permitted Liens”):

(i) any liens existing on the date hereof and reflected in the UCC search report issued by the Secretary of State of Delaware and liens reflected in agreements filed with the SEC;

(ii) liens or taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and as to which adequate reserves are maintained on the Company’s books in accordance with GAAP; provided the same have no priority over any of Holder’s security interests;

(iii) liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default hereunder;

(iv) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company;

(v) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vi) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clause (i) through (vi) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e) sell, lease, assign, transfer or otherwise dispose of any of its property or assets, or permit the sale or other transfer of any of its property or assets, or any interest therein, except for licenses entered into in the ordinary course of business, sales of inventory in the ordinary course of business and sales of de minimis amounts of assets sold, leased, assigned, transferred or otherwise disposed of in the ordinary course of business;

(f) change the accounting policies or principles on which its financial statements are prepared or presented other than changes approved by the Board of Directors of the Company;

(g) amend or suffer the amendment of the Company’s Restated Certificate or Bylaws if such amendments will have a material adverse effect on the Holder’s rights hereunder or under the Purchase Agreement; or

(h) grant or agree to grant any registration rights, including piggyback rights, to any person with respect to any capital stock of the Company, unless corresponding rights are given to the Holder hereof with respect to the Common Stock issuable upon conversion hereof and with respect to the rights of the Registered Holder under and as such term is defined in the Warrant.

10. Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”):

(a) the Company shall fail to pay any amount due under this Note on or before the due date; or

(b) any representation or warranty made by the Company in the Purchase Agreement or any other Loan Document shall be inaccurate in any material respect when given or made; or

(c) the Company shall fail to observe or perform in any material respect any of the other terms or provisions of this Note or of any other Loan Document and such failure shall continue for a period of ten (10) days after the Company has been notified of such failure or, if the failure is such that it cannot be cured within such period of time, such longer period of time as may be necessary (but not to exceed twenty (20) additional days) for the Company to cure such failure; provided that the Company diligently pursues such cure to completion; or

(d) an “Event of Default” under and as defined in the Purchase Agreement or any other Loan Document; or

(e) any default in any payment of principal of or interest on any other indebtedness of the Company with a principal amount of $100,000 or more if such default could materially impair the ability of the Company to pay its obligations under this Note in accordance with the terms hereof; or

(f) one or more judgments or decrees for an aggregate amount in excess of $100,000 shall be entered against the Company and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days from the entry thereof or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(g) (i) the Company shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) commence any case, proceeding or other action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (C) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; or (iii) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) the Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

THEN, automatically upon the occurrence of an Event of Default under clause (g) of this Section 10 and, in all other cases, at the option of the Holder, in each case without notice to or demand upon the Company or any other party, the entire principal balance hereof together with all accrued and unpaid interest thereon shall become immediately due and payable, and the Holder shall have all rights and remedies available to it under applicable law, this Note, the Security Agreement and any other agreement.

11. Costs and Expenses. The Company agrees to pay all reasonable costs and expenses (including fees and disbursements of counsel): (a) of the Holder incident to the preparation, negotiation, arrangement, closing, waiver to, amendment or modification of, and administration of this Note, the Purchase Agreement and the other Loan Documents (including, without limitation, all filing and recording fees), and the protection of the rights of the Holder thereunder, and (b) of the Holder incident to the enforcement of payment of the Obligations, whether or not any action or proceeding is commenced, before as well as after judgment including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Company or a “workout” of the obligations. The obligations of the Company under this Section 11 shall be effective and enforceable whether or not any Loan is made hereunder and shall survive payment of all other obligations.

12. Acceptance of Past Due Payments and Indulgences Not Waivers. None of the provisions hereof and none of the Holder’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by the Holder’s acceptance of any past due installments or by any indulgence granted by the Holder to the Company.

13. Waivers by the Company; No Setoffs or Counterclaims.  The Company and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, protest and notice thereof or of dishonor, and agree that they shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Note granted by the Holder, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the Holder to exercise any rights under this Note. The Company hereby waives the right to plead any and all statutes of limitation as a defense to a demand hereunder to the full extent permitted by law. All payments required by this Note shall be made by without setoff or counterclaim.

14. Transfer; Successors and Assigns. The Company may not assign its rights or obligations under this Note without the prior written consent of the Holder and any such purported assignment by the Company without obtaining the prior written consent of the Holder shall be void ab initio. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except that, and notwithstanding the requirement for an opinion of counsel in the legend at the beginning of this Note, the Holder may transfer, assign, or pledge this Note to an affiliate without prior written consent of the Company and without delivering such an opinion of counsel to the Company, provided that, in the event of such transfer, assignment, or pledge, the Holder shall remain liable, along with the transferee, for performance of the Holder’s obligations under this Note. For purposes of this Note, an “affiliate” shall mean an entity that the Holder controls (with “control” meaning ownership of more than fifty percent (50%) of the voting stock of the entity or, in the case of a noncorporate entity, an equivalent interest). Subject to the preceding sentences of this Section 14, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

15. Governing Law; Jurisdiction. This Note and all acts and transactions pursuant hereto and the rights, remedies, powers and duties of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The Company and the Holder each further consent to service of process in any litigation relating to this Note or any other Loan Document by written notice given in accordance with Section 17. For purposes of any dispute or controversy arising under this Note or the transactions contemplated herein, the Company and the Holder also mutually consent to the jurisdiction of the courts of the State of California, and the federal district court, Southern District of California, and agree that any and all process directed to either of them in any such litigation may be served outside the State of California with the same force and effect as if service had been made within the State of California.

16. Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS NOTE. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

17. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), as follows:

(i)	if to the Company:

Patient Safety Technologies
1800 Century Park East, Suite 200
Los Angeles, CA 90067
Attn: Lynne Silverstein

with a copy to:

Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018
Attn: Marc J. Ross, Esq.

(ii)	if to the Holder:

Alan E. Morelli
225 Mantau Road
Pacific Palisades, CA 90272

with a copy to:

Allen Z. Sussman, Esq.
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder.

18. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 18 shall be binding upon the Company, the Holder and each transferee of the Note.

19. Collateral. This Note is secured by certain assets (tangible and intangible) of the Company in accordance with: (a) that certain Pledge Agreement of even date herewith (the “Pledge Agreement”) between the Company and the Holder, (b) a mortgage relating to certain real property located in Heber Springs, Arkansas, and (c) a Deed of Trust relating to certain real property located in Robertson County, Tennessee. The Company agrees that the Holder may accept additional or substitute security for this Note, or release any security or any party liable for this Note, all without notice to the Company and without affecting the liability of the Company hereunder.

20. Guaranty. The obligations under this Note are guaranteed by Milton Todd Ault, III (the “Guarantor”) pursuant to a Guaranty dated as of even date herewith. The Company agrees that the Holder may release the Guarantor or accept security from the Guarantor for all or any portion of the Obligations without notice to the Company and without affecting the liability of the Company hereunder.

[Signatures on next page]

The parties have executed this Secured Convertible Promissory Note as of the date first written above.

COMPANY:

PATIENT SAFETY TECHNOLOGIES, INC.

By: /s/ Lynne Silverstein
Name: Lynne Silverstein
Title: President

Address:    Patient Safety Technologies, Inc.
1800 Century Park East, Suite 200
Los Angeles, CA 90067

AGREED TO AND ACCEPTED:

By: ______________________________
Name: Alan E. Morelli

SIGNATURE PAGE TO PATIENT SAFETY TECHNOLOGIES, INC.
SECURED CONVERTIBLE PROMISSORY NOTE